Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

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Airbnb, Inc.

888 Brannan Street

San Francisco, California 94103

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Airbnb, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of (i) up to 134,216,789 shares of Class A common stock of the Company, $0.0001 par value per share (the “Class A Shares”), and (ii) up to 13,788,876 shares of Class B common stock of the Company, $0.0001 par value per share (together with the Class A Shares, the “Shares”), which may be issued pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), the Hotel Tonight, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) and the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by

December 10, 2020

the Company for legal consideration of not less than par value in the circumstances contemplated by the 2008 Plan, the 2011 Plan and the 2018 Plan, as applicable, assuming in each case that the individual issuances, grants or awards under the 2008 Plan, the 2011 Plan and the 2018 Plan, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2008 Plan, the 2011 Plan and the 2018 Plan, as applicable (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP